Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

Investor Relations
(301) 581-5729

COVENTRY HEALTH CARE REPORTS RECORD FIRST QUARTER EARNINGS OF $0.83 PER DILUTED SHARE

EPS Up 84% Over Prior Year

Bethesda, Maryland (April 29, 2003) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended March 31, 2003. Operating revenues totaled $1.07 billion for the quarter, a 26% increase over the first quarter of 2002. Net earnings were $49.5 million, or $0.83 per diluted share, a 74% increase over net earnings for the first quarter of 2002 and 84% on a per share basis.

         “I am pleased to report yet another quarter of outstanding profitable growth for our shareholders” said Allen F. Wise, president and chief executive officer of Coventry. “Our continued success is the result of the consistent application of an operating model we put in place six years ago. Our intense focus on executing the details has resulted in Coventry gaining competitive advantage by achieving one of the lowest medical cost trends, and one of the lowest overhead cost structures, in the industry. These impressive results, which are broad-based across all of our health plans, build upon our strong financial foundation to support continued profitable growth.”

Financial Highlights

  1st Quarter Membership Up 18% over prior year
  1st Quarter Revenues Up 26% over prior year
  1st Quarter EPS Up 84% over prior year
  1st Quarter Operating Margin of 6.5%, Up 220 basis points
  1st Quarter Annualized Return on Equity of 29%

First Quarter Highlights:

  Membership.  As of March 31, 2003, excluding network rental members, Coventry had a total of 2.13 million members, an increase of 326,000 members, or 18.0%, over the prior year and an increase of 96,000 members, or 4.7%, over the prior quarter due to organic growth of 50,000 members and the acquisition of PersonalCare for 77,000 members, partially offset by the previously announced termination of the Mid-America Health Partners Medicare Risk contract for 21,000 members and other commercial losses in the Mid-America acquisition.

  Commercial Rate Increases.  Coventry achieved commercial rate increases of 13.0% on first quarter renewals, representing approximately 55% of commercial risk membership. The Company expects commercial rate increases, net of benefit buydowns, to be in the range of 13% to 15% for the remainder of 2003.

  Medical Loss Ratio (MLR).  MLR was 82.6% for the quarter, a 190 basis point improvement over the prior year quarter. Commercial MLR of 81.0% was a 310 basis point improvement over the prior year quarter and is the main driver of overall MLR improvement. Commercial inpatient days per 1000 members of 230 were flat to the prior year quarter.

  Selling, General & Administrative (SG&A) Expenses.  SG&A expenses were 12.2% of operating revenues for the quarter, flat to the prior quarter.

  Balance Sheet.  Cash and investments grew to $1.19 billion during the quarter, up $67.1 million from year-end. Premium Accounts Receivable of $85.8 million represent 7.2 days of sales. Total Days in Medical Claim Payables (DCP) were 56.2. Excluding the impact of the Mid-America and PersonalCare acquisitions, DCP was 55.9, a decrease of 2.1 days from the prior quarter. The decrease in DCP is due to faster claims receipts, payments, and reduced claim inventory levels.

  Cash Flow.  Cash flow from operations for the first quarter was $59.5 million as reported, and $92.6 million when adjusted for the timing of $33.1 million of CMS payments for Medicare+Choice beneficiaries received in December 2002, as compared to net income of $49.5 million.

  Share Repurchase. The Company did not repurchase any shares during the first quarter. The Company will continue to opportunistically repurchase shares under its existing program, with outstanding authority of 2.5 million shares.

         Mr. Wise will host a conference call at 9:00 a.m. EST on Tuesday, April 29, 2003. To listen to the call, dial (800) 946-0782, or for international callers, (719) 457-2657. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the SEC. A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 452120.

        Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans, insurance companies, and provider networks under the names Coventry Health Care, Coventry Health and Life, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, Southcare, Southern Health and WellPath. The Company provides a full range of managed care products and services including HMO, PPO, POS, Medicare+Choice, and Medicaid to 2.9 million members in a broad cross section of employer and government-funded groups in 13 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at www.cvty.com.

        This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may be significantly impacted by certain risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

COVENTRY HEALTH CARE, INC.
MEMBERSHIP
(Amounts in thousands)

	March 31,	December 31,	March 31,
	2003	2002	2002

Membership by Market:
Delaware	104	105	158
Georgia	72	80	55
Illinois - Central	77	-	-
Iowa	91	85	88
Kansas City	256	307	183
Louisiana	73	71	66
Nebraska	45	39	41
North Carolina	115	109	91
Pennsylvania	651	640	537
St. Louis	425	376	361
Virginia	149	140	148
West Virginia	73	83	77

Total membership	2,131	2,035	1,805

Membership by Product:
Risk membership:
Commercial	1,357	1,283	1,145
Medicare	63	82	59
Medicaid	307	275	279

Total risk membership	1,727	1,640	1,483
Non-risk membership	404	395	322

Total membership	2,131	2,035	1,805

Network rental membership	786	788	704

COVENTRY HEALTH CARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Quarters Ended
	March 31,

	2003	2002

Operating revenues:
Managed care premiums	$ 1,043,308	$ 831,229
Management services	22,110	17,320

Total operating revenues	1,065,418	848,549

Operating expenses:
Medical costs	861,270	702,769
Selling, general and administrative	130,086	104,658
Depreciation and amortization	4,608	4,629

Total operating expenses	995,964	812,056

Operating earnings	69,454	36,493
Operating earnings percentage of total revenues	6.5%	4.3%

Senior notes interest expense, net	3,677	2,445
Other income, net	10,388	10,043

Earnings before income taxes	76,165	44,091

Provision for income taxes	26,658	15,652

Net earnings	$ 49,507	$ 28,439

Net earnings per share, basic	$ 0.85	$ 0.47
Net earnings per share, diluted	$ 0.83	$ 0.45

Weighted average shares outstanding, basic	57,978	60,668
Weighted average shares outstanding, diluted	59,647	63,257

Reconciliation of Operating Earnings to EBITDA
Operating Earnings	$ 69,454	$ 36,493
Add: Depreciation and amortization	4,608	4,629
Add: Other income, net	10,388	10,043

EBITDA	$ 84,450	$ 51,165
EBITDA percentage of total revenues	7.9%	6.0%

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 250,481	$ 186,768
Short-term investments	47,235	57,895
Accounts receivable, net	85,768	71,044
Other receivables, net	63,093	63,943
Deferred income taxes	41,343	36,861
Other current assets	9,200	7,764

Total current assets	497,120	424,275

Long-term investments	888,459	874,457
Property and equipment, net	32,068	34,045
Goodwill	257,619	243,746
Other intangible assets, net	25,798	25,687
Other long-term assets	41,641	41,230

Total assets	$ 1,742,705	$ 1,643,440

Liabilities and Stockholders’ Equity:
Current liabilities:
Medical claims liabilities	$ 537,471	$ 497,318
Other medical liabilities	69,558	61,281
Accounts payable and other accrued liabilities	182,472	178,577
Deferred revenue	55,319	63,536

Total current liabilities	844,820	800,712

Senior notes	175,000	175,000
Other long-term liabilities	22,048	21,691

Total liabilities	1,041,868	997,403

Stockholders’ Equity:
Total stockholders’ equity	700,837	646,037

Total liabilities and stockholders’ equity	$ 1,742,705	$ 1,643,440

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
(unaudited)

Quarter ended
March 31, 2003

Cash flows from operating activities:
Net earnings	$ 49,507
Depreciation and amortization	4,608
Amortization of deferred compensation	1,870
Changes in assets and liabilities:
Accounts receivable, net	(13,671)
Medical claims liabilities	21,033
Other medical liabilities	8,036
Accounts payable and accrued liabilities	(46)
Interest payable on senior notes	(3,555)
Deferred revenue	(11,503)
Other operating activities	3,240

Total cash flows from operating activities	59,519

Cash flows from investing activities:
Capital expenditures, net	(1,433)
Proceeds from investments, net of purchases	19,772
Payments for acquisitions, net of cash acquired	(16,045)

Total cash flows from investing activities	2,294

Cash flows from financing activities:
Proceeds from issuance of stock	1,900

Total cash flows from financing activities	1,900

Net change in cash and cash equivalents for current period	63,713
Cash and cash equivalents at beginning of period	186,768

Cash and cash equivalents at end of period	$ 250,481

Cash and Investments
Cash and cash equivalents	$ 250,481
Short-term investments	47,235
Long-term investments	888,459

Total cash and investments	$ 1,186,175

COVENTRY HEALTH CARE, INC. SELECTED OPERATING STATISTICS (Excluding charges)

	Q1 2003	Total 2002	Q4 2002	Q3 2002	Q2 2002	Q1 2002	Total 2001

Revenue PMPM
Commercial	200.88	183.80	188.63	186.48	181.33	178.31	163.05
Medicare	627.05	593.29	589.25	596.91	593.39	594.17	565.70
Medicaid	139.25	137.54	137.39	129.16	138.52	144.62	144.80
Management Fees	18.29	17.71	18.02	16.82	18.08	17.91	18.30

Medical PMPM
Commercial	162.66	152.12	155.54	152.67	150.02	149.99	140.03
Medicare	542.55	509.60	510.28	513.58	486.26	528.32	505.84
Medicaid	123.82	115.58	113.90	107.95	119.70	119.87	120.93

MLR %
Commercial	81.0%	82.8%	82.5%	81.9%	82.7%	84.1%	85.9%
Medicare	86.5%	85.9%	86.6%	86.0%	81.9%	88.9%	89.4%
Medicaid	88.9%	84.0%	82.9%	83.6%	86.4%	82.9%	83.5%

Total	82.6%	83.3%	83.0%	82.6%	83.2%	84.5%	86.0%

SGA % of revenues	12.2%	12.2%	12.2%	12.2%	12.2%	12.3%	12.0%
SGA PMPM	20.72	19.56	19.91	19.55	19.30	19.47	17.90

Claims Statistics
Claims Inventory	133,600		146,842	162,294	193,413	194,865
Inventory Days on Hand	1.7		2.0	2.5	2.8	2.8
Total Medical Liabilities (000’s)	$ 607,029		$ 558,599	$ 533,842	$ 541,983	$ 545,810
Days in Claims Payable	56.16		59.46	59.92	59.86	61.55
Days in Other Medical Liabilities	7.27		7.33	8.10	8.14	8.34
Total Days in Medical Liabilities	63.43		66.79	68.02	68.00	69.89

Member Growth (a)
Same Store	50,000	51,000	37,000	(35,000)	75,000	(26,000)	(8,000)
Acquisition	46,000	143,000	118,000	(9,000)	44,000	(10,000)	136,000

        (a)   Acquisition growth reflects initial acquisition and all changes to acquired entities during the first twelve months of operations. Membership activity subsequent to the initial twelve month period is reflected as same store growth. Membership growth excludes network rental membership.